Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

EFACTOR GROUP CORP.

(a Nevada corporation)

August 7, 2015

The Bylaws of EFactor Group Corp., a Nevada corporation (the “Corporation”), are hereby amended as follows:

1. Section 3.2 shall be amended and restated in its entirety to read as follows:

“Section 3.2 Number, Tenure and Qualifications. The Board of Directors shall consist of one or more members. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors. Each director shall hold office until the next annual meeting of the shareholders and until his successor shall have been elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.”

2. Except as expressly modified hereby, the Bylaws and all the provisions contained therein shall remain in full force and effect.

The undersigned hereby certifies that the above and foregoing is a true and correct copy of the Amendment to the Bylaws of the Corporation, as adopted and approved by the Board of Directors of the Corporation.

/s/ Adriaan Reinders
Name: Adriaan Reinders Title: Chief Executive Officer